Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 25, 2025, relating to the consolidated financial statements of Estrella Immunopharma, Inc. appearing in the Transition Report on Form 10-KT for the six month transition period from July 1, 2024 to December 31, 2024, and the year then ended June 30, 2024, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Macias Gini & O’Connell LLP

Walnut Creek, California

January 16, 2025